Exhibit 99.1

Waste Industries USA, Inc. Announces Receipt of Going Private Offer at $36.75 Per Share

Raleigh, North Carolina, October 23, 2007 – Waste Industries USA, Inc. (NASDAQ: WWIN), a regional, non-hazardous solid waste services company, announced today that a group of investors led by Lonnie C. Poole, Jr., the Company’s founder and Chairman, and Jim W. Perry, the Company’s President and Chief Executive Officer, both principal shareholders of the Company, has proposed to acquire all of the remaining, outstanding shares of common stock of the Company in a merger transaction at a price of $36.75 per share in cash. The investor group currently owns, directly and indirectly, approximately 51% of the Company’s common shares. The investor group also includes Macquarie Infrastructure Partners and Goldman Sachs. Mr. Poole and Mr. Perry have agreed to support the investor group’s proposal and to oppose any other proposal to acquire the outstanding shares of common stock of the Company. The investor group has also indicated that the Company would remain headquartered in Raleigh, North Carolina following the completion of any transaction.

The Company’s Board of Directors has appointed a special committee composed solely of independent directors to consider the proposal. The special committee has engaged JP Morgan Securities Inc., as its independent financial advisor to assist it with its assessment of the offer.

The Company’s shareholders and others considering trading in the Company’s securities are cautioned that the special committee has just received the proposal, and no decision has been made regarding the response to the proposal. Accordingly, there can be no assurance that any agreement will be executed or that any transaction will be approved or consummated.

The acceptance of the proposal would require, among other things, a favorable recommendation from the special committee following its evaluation and the negotiation and execution of all requisite agreements. Completion of any such transaction would require the approval of the Company’s shareholders and the satisfaction of other conditions that are customary in transactions of this type.

Waste Industries USA, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Georgia, Tennessee and Mississippi.

This press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the statement will include words such as the Company “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. The forward-looking statements are subject to risks and uncertainties, including the possibility that the proposed transaction could be withdrawn, rejected, or unable to be consummated because of various contingencies, including, but not limited to, the outcome of any legal proceedings that may be instituted against the Company and/or others relating to the proposed transaction, the effect of the announcement on the Company's customer relationships, operating results and business generally, the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee relations as a result of the transaction, the inability to satisfy any material conditions to consummation of the proposed transaction, downturns in economic conditions generally, the Company’s business or the state of the corporate credit markets, and the impact of the substantial indebtedness expected to be incurred to accomplish the proposed transaction. Consider these factors carefully in evaluating the forward-looking statements. The risk factors listed in the Company's Form 10-K for the year ended December 31, 2006 and subsequently filed Forms 10-Q and 8-K also provide examples of risks, uncertainties and events that could cause actual results to differ materially from those contained in forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements and is not responsible for changes made to this press release for Internet or wire services.